Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT*

Corona Optical Systems, Inc., a Delaware corporation

EMCORE IRB Company, Inc., a New Mexico corporation

EMCORE Optoelectronics Acquisition Corporation, a Delaware corporation

* As of December 14, 2005